Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
PROVIDES PRELIMINARY GUIDANCE ON EXPECTED
FIRST QUARTER RESULTS

REVISES 2012 GUIDANCE UPWARD

Tulsa, Oklahoma, April 23, 2012:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today provided preliminary guidance on expected results for the first quarter of 2012.  Additionally, the Company provided an update on earnings per share and Corporate Adjusted EBITDA expectations for the full year of 2012.

Earnings per share in the first quarter of 2012 is expected to range from $1.30 to $1.40 per diluted share, compared to $0.53 per diluted share in the first quarter of 2011.  The Company expects Corporate Adjusted EBITDA to range from $75 million to $80 million for the first quarter of 2012, compared to $36.3 million in the first quarter of 2011.  The significant year-over-year improvement in both earnings per share and Corporate Adjusted EBITDA was primarily attributable to very favorable fleet costs, combined with lower interest and selling, general and administrative expenses as compared to the prior-year period.  As previously announced, fleet costs for the first quarter of 2012 benefitted from lower base depreciation rates and gains on sales of risk vehicles, driven by the continued strength of the domestic used vehicle market.  The Company noted that it expects gains on sales of risk vehicles in the first quarter of 2012 to be approximately $14 million, compared to $8 million in the first quarter of 2011.

The Company noted that it expects rental revenue for the first quarter of 2012 to increase approximately two percent compared to the first quarter of 2011.  The revenue improvement was driven primarily by improved fleet utilization and transaction days, partially offset by a decline in revenue per day. Revenue per unit per month for the first quarter of 2012 is expected to be in line with the first quarter of 2011.

Based on the Company’s performance in the first quarter of 2012, and expectations for the domestic used vehicle market and travel volumes during 2012, the Company noted that it is revising its full year guidance for diluted earnings per share to be within a range of $5.00 to $5.60, up from its previous guidance range of $4.60 to $5.20.  The Company noted that the revised full year earnings per share estimate is currently based on a diluted share count of approximately 29.5 million shares.  Finally, the Company noted that it now expects Corporate Adjusted EBITDA for the full year of 2012 to be within a range of $285 million to $310 million, up from its previously announced range of $275 million to $300 million.

The above data relating to the first quarter results are preliminary estimates based on information available at this time. The Company expects to release first quarter 2012 results prior to market open on Wednesday, May 9, 2012.

Conference Call Information-

A conference call to review the Company’s first quarter 2012 results will be held at 8:00 a.m. CDT on Wednesday, May 9, 2012.  Scott Thompson, President and Chief Executive Officer, will lead the call.  Also participating will be Cliff Buster, Chief Financial Officer.  A live audio webcast of the call will be available on the Company’s website www.dtag.com.  Domestic participants should call 888-603-9215 and use the passcode “Dollar Thrifty.”  The number for international participants is 203-827-7046.  Please call in approximately 10 minutes prior to the beginning of the call.

A replay of the conference call will be made available one hour following its conclusion.  To access the domestic audio replay, call 866-365-2452. The international replay number is 203-369-0220.  The audio replay of the call will be available through May 23, 2012.  It will also be available on the Investor Information page of the corporate website for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,300 franchise locations in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations
and Corporate Communications:
Anna Bootenhoff
(918) 669-2236
Anna.Bootenhoff@dtag.com

Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below.  The Company believes Corporate Adjusted EBITDA is important as it provides a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, taxes and corporate-level capital structure decisions (i.e. non-vehicle interest), thus, allowing the Company's management, including the chief operating decision maker, as well as investors and analysts, to evaluate the Company's operating cash flows based on the core operations of the Company. Additionally, the Company believes Corporate Adjusted EBITDA is a relevant measure of operating performance in providing a measure of profitability that focuses on the core operations of the Company while excluding certain items that do not directly reflect ongoing operating performance.  The Company's management, including the chief operating decision maker, uses Corporate Adjusted EBITDA to evaluate the Company's performance and in preparing monthly operating performance reviews and annual operating budgets.  The items excluded from Corporate Adjusted EBITDA, but included in the calculation of the Company's reported net income, are significant components of its consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity.  Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Quarter Ended		Full Year Ended
	March 31,		December 31,
	2012	2011	2012	2011
	(in millions)		(in millions)
	(forecasted)	(actual)	(forecasted)	(actual)
Reconciliation of Pretax Income to
Corporate Adjusted EBITDA

Pretax income	$65-$70	$29	$246-$271	$261

(Increase) decrease in fair value of derivatives (a)	-	(3)	-	(3)
Non-vehicle interest expense	3	2	7	11
Non-vehicle depreciation	4	5	19	19
Amortization	2	2	7	7
Non-cash stock incentives	2	1	7	3
Other	(1)	-	(1)	-

Corporate Adjusted EBITDA	$75-$80	$36	$285-$310	$298

(a)
The (increase) decrease in fair value of derivatives for 2011 represents impacts as previously reported.  As the Company cannot estimate changes in fair value of derivatives for future periods, no amounts are included in either the pretax income or the reconciling line item for periods that have not yet been reported.  Accordingly, no amounts have been included for the first quarter or full year of 2012.